Contact	Chris Grandis	MOVED ON BUSINESS WIRE
	Media Relations Director	August 24, 2011
CSC Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady Vice President, Investor Relations CSC Corporate 703-641-3000 investorrelations@csc.com

CSC Announces Settlement of its Claims with U.S. Government

FALLS CHURCH, Va., Aug. 24– CSC (NYSE: CSC) announced it has reached an agreement in principle with the United States Government in its dispute of contract claims asserted under the Contract Disputes Act of 1978. The case has been pending before the Armed Services Board of Contract Appeals.  On November 19, 2010 the Government and the Company entered into a formal agreement to stay the claims litigation and engage in a non-binding alternate dispute resolution process to resolve all outstanding claims and other issues associated with the contract.

Under the terms of the agreement in principle, the Company would receive a lump sum upfront cash payment of $277M and a five-year contract extension (four base years plus one option year) with an estimated value of $1B to continue to support and expand the capabilities of the systems covered by the original contract scheduled to expire in December 2011.

The Company currently anticipates that the settlement will result in a non-cash pre-tax charge to earnings in its second fiscal quarter of approximately $250M reducing EPS by an estimated $1.15.

“We are pleased we were able to reach an equitable agreement with the Government while preserving our important role in a critical government program,” said James Sheaffer, CSC president, North America Public Sector.

The agreement in principle is contingent on the completion of a definitive settlement agreement satisfactory to both parties.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.